Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Doug Guarino, Director of Corporate Relations 781 647 3900

Alere Inc. Announces Tender Offer and Consent Solicitation for Any and All of its 7.875% Senior Notes due 2016

WALTHAM, Mass., November 27, 2012 – Alere Inc. (NYSE: ALR) (the “Company”) announced today that it has commenced a cash tender offer for any and all of its outstanding $250.0 million aggregate principal amount of 7.875% Senior Notes due 2016 (the “Notes”) (CUSIP No. 46126P AG1). The Company also announced a concurrent consent solicitation for proposed amendments to the indenture dated as of August 11, 2009 among the Company, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) and certain guarantors named therein (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), under which the Notes were issued. The tender offer and the consent solicitation are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated November 27, 2012 (the “Offer to Purchase”). Holders that tender their Notes pursuant to the tender offer will be deemed to have consented to the proposed amendments to the Indenture.

The offer to purchase will expire at 11:59 p.m., New York City time, on December 26, 2012 unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes (“Holders”) must tender their Notes and provide their consents to the amendments to the Indenture on or before 5:00 p.m., New York City time, on December 10, 2012, unless extended (such time and date, as the same may be extended, the “Consent Payment Deadline”), in order to be eligible to receive the Total Consideration (as defined below). Holders of Notes who tender their Notes after the Consent Payment Deadline and on or before the Expiration Date will only be eligible to receive the Tender Offer Consideration (as defined below).

The offer to purchase and consent solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) consummation of a capital markets debt offering on terms and conditions acceptable to the Company in its sole discretion, the net proceeds of which yield an amount sufficient to fund all of the Company’s obligations under the tender offer and the consent solicitation, and (2) that (a) Holders of at least a majority in aggregate principal amount of outstanding Notes (other than Notes held by the Company or its affiliates) validly deliver, and do not validly revoke, consents to amend and supplement the Indenture to give effect to the proposed amendments and (b) an amendment to the Indenture (the “Fourteenth Supplemental Indenture”) is executed by the Company, certain guarantors party thereto and the Trustee.

The “Total Consideration” for each $1,000.00 principal amount of Notes validly tendered, and not validly withdrawn, prior to the Consent Payment Deadline and accepted for purchase is $1,049.43. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, after the Consent Payment Deadline but prior to the Expiration Date and accepted for purchase is $1,019.43. The Tender Offer Consideration is the Total Consideration minus the Consent Payment (as defined below). Holders who validly tender, and do not validly withdraw, Notes accepted for payment by the Company will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date.

The “Consent Payment” is an amount equal to $30.00 per $1,000.00 principal amount of Notes and will be payable only with respect to each Note that is validly tendered, and not validly withdrawn, on or before the Consent Payment Deadline. The Consent Payment is included in the calculation of the Total Consideration and is not in addition to the Total Consideration. Holders may not tender Notes without delivering consents with respect to such Notes, nor may Holders give their consents in respect of any Notes they do not tender.

Notes tendered pursuant to the tender offer may be validly withdrawn and consents delivered pursuant to the consent solicitation may be validly revoked at any time on or before the Consent Payment Deadline. A Holder may not validly revoke a consent unless such Holder validly withdraws such Holder’s previously tendered Notes. Any Notes tendered on or before the Consent Payment Deadline that are not validly withdrawn before the Consent Payment Deadline may not be withdrawn thereafter, and any Notes tendered after the Consent Payment Deadline may not be withdrawn, unless in either case the Company reduces the principal amount of the Notes subject to the tender offer, reduces the Total Consideration or is otherwise required by applicable law to permit the withdrawal. A valid withdrawal of tendered Notes on or before the Consent Payment Deadline shall be deemed a valid revocation of the related consent.

The proposed amendments to the Indenture would, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default and modify certain other provisions in the Indenture. Holders of at least a majority in principal amount of the Notes (other than Notes held by the Company or its affiliates) must consent to the amendments to the Indenture in order for the amendments to the Indenture to become effective. Holders who deliver their consents before the Consent Payment Deadline will receive the Consent Payment (included in the Total Consideration) if the offer is consummated. The Company has engaged Jefferies & Company, Inc. as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer and consent solicitation should contact Jefferies & Company, Inc. at (888) 708-5831 (toll-free) or (203) 708-5831 (collect). Requests for documents should be directed to i-Deal LLC, the Tender Agent and Information Agent for the tender offer and consent solicitation, at (212) 849-5000 (brokers and bankers) or (888) 593-9546 (all others).

This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made only pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, which the Company is distributing to Holders. The tender offer and consent solicitation are not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Alere Inc.

By developing new capabilities in near-patient diagnosis, monitoring and health management, Alere enables individuals to take charge of improving their health and quality of life at home. Alere’s global leading products and services, as well as its new product development efforts, focus on cardiology, women’s health, infectious disease, oncology and toxicology. Alere is headquartered in Waltham, Massachusetts.